Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

SPAR GROUP, INC.,

Plaintiff,

V.	C.A. No. 2018-

ROBERT G. BROWN and

WILLIAM H. BARTELS,

Defendants.

VERIFIED COMPLAINT SEEKING

DECLARATORY JUDGMENT AND INJUNCTIVE RELIEF

Plaintiffs, SPAR Group, Inc. ("SGRP"), brings this action in order to obtain declaratory and preliminary injunctive relief regarding certain proposed amendments to the corporate bylaws of SGRP that have been proposed and attempted (via written consent) by two stockholders, Robert G. Brown ("Brown") and William H. Bartels ("Bartels," and together with Brown, "Defendants"), who together hold a controlling interest in the common stock of SGRP. Specifically, in order to protect all stockholders, SGRP seeks (i) declaratory relief in the form of an order confirming that the bylaw amendments proposed by Defendants are invalid under Delaware law; and (ii) preliminary injunctive relief enjoining Defendants from attempting during the pendency of this action to enact the proposed bylaw amendments, to remove or attempt to remove any independent director, to further weaken the independence of SGRP's Board of Directors (the "Board"), or to circumvent or interfere with the duties of SGRP's Audit Committee (the "Audit Committee").

THE PARTIES

1.     Plaintiff SGRP, a Delaware corporation that is publicly traded on the NASDAQ Stock Market ("NASDAQ") under the symbol "SGRP," is an international merchandising and marketing services company with its principal executive office at 333 Westchester Avenue, Suite 204, White Plains, New York 10604, and its principal operating office in Auburn Hills, MI.

2.     Defendant Brown is a substantial stockholder in SGRP and, together with Bartels, forms a controlling group of stockholders in SGRP. Brown was Chairman of the Board and an officer of SGRP through May 3, 2018, when he retired and was succeeded as a director by his nephew, Peter W. Brown. Brown also was Executive Chairman of SGRP from 1999 through 2013, and from 1999 to 2007 he was CEO and President of SGRP.

3.     Defendant Bartels is a substantial stockholder in SGRP and, together with Brown, forms a controlling group of stockholders in SGRP. Bartels is also Vice Chairman of the Board and an officer of SGRP and has held those positions since 1999.

JURISDICTION

4.     This Court has jurisdiction over this action pursuant to 10 Del. C. § 341, empowering it to hear "all matter and causes in equity." This Court also has jurisdiction over this action pursuant to 8 Del. C. § 11 l(a)(l), which establishes jurisdiction in the Court of Chancery to hear "[a]ny civil action to interpret, apply, enforce or determine the validity of the provisions of ... [t]he certificate of incorporation or the bylaws of a corporation," and pursuant to 8 Del. C. § 111(b) to hear "[a]ny civil action to interpret, apply or enforce any provision of [the Delaware General Corporation Law]...."

BACKGROUND

SGRP's Independent Management Structure

5.     The Board and the Board's Governance Committee ("Governance Committee") determined that the Board should always have a majority of independent directors and have for years reported that position in SGRP's filings with the U.S. Securities and Exchange Commission (the "SEC"). To formalize that goal, the Board, based in part on the recommendations of its Governance Committee, amended SGRP's bylaws on July 5, 2018, to require that the Board have a majority of independent directors at all times.

Impact of Related-Party Activities on SGRP

6.     SGRP executes the services it provides to its domestic clients primarily through field merchandising, auditing, assembly, and other field personnel (each a "Field Specialist"), and administers those services through local, regional, district, and other personnel (each a "Field Administrator"). Substantially all of the Field Specialists and Field Administrators were provided, through approximately July 31, 2018, by entities controlled entirely by Defendants (including "SAS" 1 and "SBS"). 2

7.     The cost recorded by SGRP for the expenses of SAS and SBS under their "Cost Plus Fee" arrangements was $15.6 million for the six months ended June 30, 2018, and $14.9 million for the six months ended June 30, 2017.

8.     SGRP believed that, through a combination of the cost plus markups (both then 4%) and insurance reimbursements, SBS and SAS received over a million dollars per year of net economic benefits from providing their services to SGRP (whether or not reflected in their invoices or reported "profits"), and a reduction in those net economic benefits would have produced a significant savings to SGRP. SGRP therefore began negotiations in 2014 with SBS to update their service agreement and reduce those related-party expenses (with a goal of saving half). The negotiations dragged on over the course several years regarding (among other things) the net cost of using SBS (i.e., achieving actual savings) and Brown's insistence that SGRP reimburse any and all expenses incurred by SBS, which Brown believed always to be in the best interest of SGRP if Brown made that determination, including (without limitation) legal expenses (and in later years) a salary to Brown.

1 SPAR Administrative Services, Inc.

2 SPAR Business Services, Inc.

9.     Lorrence Kellar ("Kellar"), who then was Chairman of the Board's Audit Committee (the "Audit Committee"), was asked by the Board to mediate an acceptable solution between SBS and SGRP. Eventually, Brown agreed with Kellar to reduce SBS's apparent markup from 4% to 2.97% in return for other changes that together resulted in no economic savings for SGRP. However, no progress was ever made toward obtaining any actual savings for SGRP or toward limiting SBS's reimbursable expenses to an approved budget, no new services agreement was ever reached, and Defendants continued to collect in excess of $4 million over the past four years.

10.     Shortly after the non-economic changes produced by the Kellar - SBS mediation went into effect, the Defendants began their efforts to remove Kellar from the Board. When that did not happen, the Defendants lobbied to remove Kellar as Chairman of the Audit Committee (despite his qualifications), and that eventually came to pass when Mr. Eric McCarthey joined the Board in 2015 and became Chairman of the Audit Committee in 2016. However, the Defendants continued to demand Kellar's removal from the Board. 3

3 Tellingly, on or about August 31, 2018, Bartels contacted Art Drogue, Chairman of the Board, and informed him that Defendants were considering additional changes to the Board. See,-i 12, infra

11.     Mr. Kellar agreed to retire at the end of the Board meeting on May 3, 2018, in order to create a vacancy for the appointment of Mr. Carl Lee ("Lee") as his successor independent director. Brown also was retiring, and the meetings were extremely contentious, with Brown arguing for an award of "retirement" benefits to him which was greater than the compensation paid to SGRP's CEO and unprecedented in the view of the compensation consultants retained by the Board's Compensation Committee. Brown also demanded access to SGRP's SEC reports before their filing and arguing against the Kellar - SBS mediation described above. Lee observed that the Defendants would never stop trying to control SGRP and interfere with the Board and, for that reason, he withdrew as a candidate for the Board. Kellar then agreed to postpone his retirement and remain on the Board, which was approved by the Governance Committee and subsequently approved by the Board over the objection of Bartels. Defendants eventually attempted to remove and replace Kellar as a director by written consent. See,- 33, infra.

12.     On or about August 31, 2018, Bartels contacted Art Drogue, Chairman of the Board, asking the Board to remove another Independent Director.

When asked if the Defendants would be filing another written consent, Bartels replied: "Not yet."

13.     During the debate with regard to changing the Field Specialist provider to an entity other than SBS (because of, inter alia, its pending litigations), Defendants repeatedly urged SGRP to engage another related party owned (at least in part) by Brown's nephew, Peter W. Brown (now a SGRP director), 4 on the same terms as SBS, but the independent directors and SGRP's management declined to enter into yet another related-party transaction with entities controlled by Defendants.

14.     In May 2018, SGRP provided notice to SAS and SBS that their service arrangement (in the case of SBS) and agreement (in the case of SAS) would be terminated, and those agreements were terminated in July 2018.

15.     SGRP has engaged independent third-party entities to provide the services previously provided by SAS and SBS, and SGRP expects to save substantial amount of money as a result. For example, SGRP believes that its net costs for Field Specialists for the six-month period ending June 30, 2018, could have been approximately $450,000 less if SGRP had engaged those Field Specialists during that period through an independent third-party vendor rather than SBS (or approximately $900,000 on an annualized basis). 5

4 Peter Brown is not considered an independent director because he is an affiliate and related party in respect of SGRP and was proposed by Defendant Brown to represent the Brown family interests. Also, among other things, he works for and is a stockholder of SAS (see above) and certain of its affiliates.

5 These matters are discussed in considerably greater detail in SGRP's Q2 2018 10- Q (at pp. 11-18), filed with the Securities Exchange Commission ("SEC") on August 20, 2018, incorporated herein by reference and attached hereto as Exhibit "A."

16.     In April 2017, the Board formed a special subcommittee of the Audit Committee (the "Special Subcommittee") to, inter alia, review the structure, documentation, fairness, conflicts, fidelity, appropriateness, and practices respecting SGRP's related-party transactions. See Ex. A., p. 12. The Special Subcommittee thereafter engaged the services of forensic accountants to review the related-party transactions. Their review identified a number of inefficient transactions with related parties that were of limited business value to SGRP. SGRP promptly moved to address these issues. Id.

17.     The actual termination of SBS's services occurred on July 27, 2018. Even though SGRP has paid SBS for all services provided through that date, SBS notified SGRP that there may not be sufficient funds in their bank accounts to honor all payment checks they had sent to their Field Specialists. However, since SGRP had already deposited all Field Specialist payment reimbursements into the specific bank checking account designated by SBS for such payments, SGRP can only conclude that the Field Specialist payment reimbursements already made were used for other purposes. Ex. A, p. 13. Brown continues to demand that SGRP fund all Field Specialist payment checks even though they were already reimbursed in advance to SBS.

18.     Brown also has notified SGRP that SBS is holding up other payments that SGRP has already reimbursed in advance to SBS and demanding that SGRP pay them again, including a pending litigation settlement in the amount of $7,500.00.

Brown's Control of SBS Litigation Activity and its Effect on SGRP

19.     The appropriateness of SBS 's treatment of its Field Specialists as independent contractors has been subject to legal challenge (both currently and historically) by various states and others, and SBS's expenses incurred in the course of defending those challenges and other proceedings (led by Brown) have historically been reimbursed by SGRP under SBS's Prior Agreement after determination (on a case-by-case basis) that those defense expenses were costs of providing services to SGRP. Ex. A, p. 14.

20.     Defendants, SAS, and SBS are all related parties, and material transactions between them and SGRP require Audit Committee approval under applicable securities law, NASDAQ rules, and the Delaware General Corporation Law ("DGCL"). Accordingly, SGRP advised SBS that SGRP would continue to review and decide (through the Audit Committee) the propriety of each request by SBS for reimbursement of its legal defense expenses (including appeals) on a case- by-case basis in its discretion, including the relative costs and benefits to SGRP. Brown disagreed, stating that SBS and Brown should have exclusive authority to determine the expenses that were in the best interest of SGRP, and SGRP was bound to reimburse them without question, which the Audit Committee strongly disputed.

21.     On June 30, 2014, Melissa Clothier filed suit against SBS and the Company in the Superior Court in Alameda County, California (the "Clothier Case"), in which Ms. Clothier asserted claims on behalf of herself and a putative class of similarly situated merchandisers in California who are or were classified as independent contractors at any time between July 16, 2008, and June 30, 2014. Ms. Clothier alleged that she and other class members were misclassified as independent contractors and that, as a result of this misclassification, the defendants improperly underpaid them in violation of various California minimum wage and overtime laws.

22.     Facing huge potential damages in the Clothier Case, SGRP went into mediation with the Clothier plaintiffs and counsel. SBS and the Defendants refused to participate unless SGRP bore the full cost of any settlement and Brown was given a leading role in the mediation. SGRP disagreed, insisting on Defendants' and SBS 's economic participation. SGRP went into mediation by itself on June 7, 2018, and settled any potential obligation it might have in the Clothier Case for $1.3 million. Ex. A, pp. 21-22. Since SGRP has no further involvement in that case, SGRP stopped paying (as of June 7, 2018) for SBS's legal expenses (defense and appeal) in the Clothier Case. Defendants continue to demand that those expenses be reimbursed by SGRP.

23.     SGRP has refused to reimburse SBS for any judgment or similar amount (including any damages, settlement, or related tax, penalty, or interest) in any legal challenge or other proceeding against or involving SBS, and SGRP does not believe it has ever done so (other than in insignificant nuisance amounts). Indeed, SBS agreed to that in the signed amendment (dated as of November 2014) to its last written services agreement with SGRP, but Brown now disputes that amendment and argues for reimbursement or indemnification respecting any judgment against SBS.

24.     SAS is a member of Affinity Insurance, Ltd. ("Affinity") and has purchased insurance coverage for workers' compensation, casualty, and property insurance risk for itself, for SBS, and for SGRP based on informal arrangements between the parties, with the premiums paid or reimbursed by SGRP. Affinity also required payment of cash collateral deposits ("Cash Collateral"), as determined and from time to time re-determined (upward or downward) by Affinity. From 2013 through August 1, 2018, SAS deposited Cash Collateral with Affinity using direct and indirect advances from SGRP that now total $675,000. At the time, those Cash Collateral advances were not specifically disclosed to the Audit Committee or to the Board, as related-party transactions or otherwise, by Brown (then SGRP's Executive Chairman) or Bartels (SGRP's Vice Chairman then and now). The Cash Collateral advances were never approved by the Audit Committee or Board. At the time, Defendants were the sole owners and executives of SAS and SBS.

25.     Affinity from time to time may (in the case of a downward adjustment m periodic premiums or the Cash Collateral) make refunds, rebates, or other returns of periodic premiums and Cash Collateral deposits to SAS for the benefit of itself and SBS (as returned, "Affinity Returns"), and SGRP believes that SAS and SBS are obligated to pay the Affinity Returns to SGRP in repayment of the corresponding advances. SGRP believes that SBS and SAS will have limited operations after August 1, 2018, that the litigation and the financial difficulties likely to face SBS as a result are significant, and that, without adequate security, those circumstances put such repayments to SGRP at a material risk.

26.     Since November 2017, SGRP has been in negotiations with SBS and SAS, who have been represented by Brown and Bartels, respectively, for reimbursement and security agreements to document, confirm, and secure the aforementioned advances and repayment obligations totaling approximately $675,000. Although SBS and SAS orally accepted those agreements in principle, the negotiations have recently broken down over (i) Defendants' refusal to allow fully perfected, first priority security interests in the Cash Collateral and SAS's policies with and equity interests in Affinity, and (ii) Defendants' demands for post-termination payments and offsets potentially larger than the Cash Collateral.

27.     Given the unwillingness of SBS and SAS to document, confirm, and secure those advances and repayment obligations, and given the resulting material risk of non-payment by them to SGRP, SGRP has recorded a reserve for the full $675,000 in such receivables in the second quarter of 2018. SGRP is exploring its legal options for recovering the Affinity Returns from SAS and SBS.

28.     SGRP's services agreement with SAS provided for reimbursement of approved expenses incurred by SAS in providing services to SGRP. Those services ceased on July, 31, 2018. However, Bartels continues to demand that SGRP reimburse various ongoing expenses of SAS, including its personnel expenses and office rent for several years, which SGRP believes will be of no value or benefit to SGRP. While willing to consider reasonable reimbursements over a short period of time, SGRP has, with the support of the Audit Committee, refused to agree to reimburse most of those post-termination expenses. Bartels has used these demands as an excuse to avoid the Affinity reimbursement and security agreement he previously agreed to in principle.

29.     In an email to Jack Partridge, Chairman of SGRP's Compensation Committee, on June 27, 2018, Brown renewed his request for post-retirement compensation, fees, expenses, and benefits in excess of $300,000 per year (more than is paid to SGRP's CEO) to act as a special consultant to the Board for planning, acquisitions, and taxes. The Compensation Committee declined. Brown also has suggested a stockholder-approved (i.e., Defendant-approved) pension plan for himself to achieve his desired results.

30.     In 2016, SGRP acquired its Brazilian subsidiary with the assistance of Brown and his nephew, Peter W. Brown. Brown used his private company, SPAR Infotech, Inc. ("Infotech"), and undisclosed Irish companies to structure the acquisition to support claimed "tax breaks" for Infotech while jeopardizing SGRP's ability to control the consolidation of the Brazilian subsidiary.

31.     Brown also ran his alleged expenses associated with the transaction through Infotech, including large salary allocations for unauthorized personnel and claims for his "lost" "tax breaks." He submitted his "expenses" to SGRP, and the Audit Committee allowed approximately $50,000.00 of them (which were paid by SGRP) and disallowed approximately $150,000.00 of them. Brown has repeatedly sought payment of the disallowed expenses, and on August 4, 2018, counsel for Infotech (also counsel for SBS and Brown) sent SGRP a draft complaint for a proposed action by Infotech against SGRP in Westchester County, NY, seeking to obtain the disallowed expenses.

The Defendants Move to Seize Managerial Control of SGRP from the Board

32.     Unhappy that SGRP had found better deals by entering into services arrangements with unrelated third parties, faced with the prospect of no longer being able to funnel money from SGRP to other entities under their control, and in response to SGRP's investigation of Defendants' significant related-party self- dealing activities, Defendants took a series of actions to take managerial control of SGRP from the Board, which activities would benefit themselves at the expense of SGRP and the other stockholders.

33.     On June 29, 2018, Defendants, who together hold at least 59% of SGRP's outstanding common stock, delivered a written consent in lieu of a meeting of stockholders to SGRP (the "First Consent").6 On July 5, 2018, SGRP received an additional counterpart written consent from Cede & Co. representing approximately one million (1,000,000) shares of SGRP's common stock (the "Second Consent"),7 which amount is included in Defendants' combined ownership noted above.

6 The First Consent is attached hereto as Exhibit "B."

7 The Second Consent is attached hereto as Exhibit "C."

34.     The First Consent and Second Consent unilaterally endorsed resolutions approving (i) the appointment of Mr. Jeffrey Mayer as a director of SGRP and (ii) the removal of Kellar. Those consents would only become effective after all notices, filings, and other conditions under applicable law have been satisfied.

35.     Mr. Mayer was not nominated, appointed, or endorsed by the Board or Governance Committee. He had no support in the Governance Committee, and he was never reported out of it to the Board for consideration. Although Defendants asked the Governance Committee to consider Mr. Mayer as a potential Board candidate in order to add unspecified legal expertise to the Board, the Governance Committee determined after extensive deliberations that Mr. Mayer's limited legal experience was in unrelated areas and was far from recent. The Governance Committee further determined that Mr. Mayer does not satisfy any of the SGRP nomination standards for a director and cannot be considered an independent director because he was unilaterally appointed by Defendants.

36.     On August 6, 2018, Defendants each filed an amended Schedule 13D with the SEC. See Defendants' amended Schedule 13D filings (the "SEC Filings") attached hereto as Exhibit "D."

37.     In the SEC Filings, Defendants acknowledge that they "may be deemed to comprise a 'group' within the meaning of [the Securities Exchange Act of 1934]" and "may act in concert ... with respect to certain matters," including the proposed bylaw amendments at issue in this case. Ex. D.

38.     In the SEC Filings, Defendants describe a number of amendments and additions to SGRP's bylaws which they subsequently endorsed, as a controlling stockholder group, by written consent (in the Third Consent, defined below). Id. The proposed changes to SGRP's bylaws (the "Proposed Amendments") are described as follows:

(i)

Add new Section 3.12 to the by-laws providing that the Board shall not take any of the following actions (or delegate its authority, or enter into any agreement, to take such actions) without the approval of at least 75% of the directors then in office ("Supermajority Approval") at a meeting for which 20 business days prior notice was given to all directors stating the purpose thereof: (i) issue, transfer or sell more than 500,000 shares of Common Stock (or securities convertible into or exercisable or exchangeable for 500,000 shares of Common Stock) in one or a series of related transactions; (ii) authorize, issue, transfer or sell shares of preferred stock or any security convertible into or exercisable or exchangeable for preferred stock; (iii) declare any dividend on the shares of capital stock of the Company (other than solely cash dividends); (iv) amend, restate, repeal or replace the by-laws, as amended by the By- law Amendments, or adopt, amend or restate new by-laws, in whole or in part; or (v) form or authorize any Board committee, expand the authority of any Board committee, appoint or remove a director from any Board committee or authorize any Board committee to create a sub-committee provided that the foregoing shall not modify or eliminate any currently existing Board committees or authority thereof. Under new Section 3.12, no committee of the Board may exercise the power or authority of the Board with respect to any actions that require Supermajority Approval.

(ii)

Amend Section 3.01 to fix the size of the Board at a total of seven directors and provide that future changes to the Board's size shall be fixed from time to time exclusively by the stockholders of the Company (except as provided in amended Section 3.11).

(iii)

Amend Section 3.04 of the by-laws to provide that any vacancy or newly created directorship occurring for any reason, with the exception of death and directors appointed in accordance with amended Section 3.11, will be filled exclusively by a vote of the Company's stockholders.

(iv)

Amend Section 3.11 of the by-laws to delete the requirement that a majority of the Board be independent directors whether or not required by applicable law and to add new language providing that the Board may increase the size of the Board from time to time and fill the resulting newly created directorships but only to appoint to the Board a nominee (including without limitation a nominee who is "independent" for purposes of applicable law) who is approved in advance by the holders of a majority of the outstanding Common Stock (emphasis added).

(v)

Amend the advance notice provision in Section 2.1 l(b) of the by-laws to provide that, for any business, director nominee or proposal to be properly brought before an annual meeting by a stockholder, notice of such business, nominee or proposal must be delivered to the Company not later than the 60th day prior to the first anniversary of the preceding year's annual meeting, assuming the date of the annual meeting is not more than 30 days before or after such anniversary date. Under the current by-laws any such notice would need to be delivered no less than 120 calendar days prior to the first anniversary of the date the proxy statement for the prior year's annual meeting was released to stockholders.

(vi)	Provide in Section 3.05(c) of the by-laws that any notice of a special meeting of the Board must state the date, time and a description of the business to be transacted at such meeting.

(vii)

Add a forum selection provision in new Section 10.09 of the by-laws establishing the Court of Chancery of the State of Delaware (the "Chancery Court") (or if such court does not have jurisdiction, the Superior Court of the State of Delaware, or if such other court does not have jurisdiction, the U.S. District Court for the District of Delaware) for all claims, including claims in the right of the Company, (i) that are based upon a violation of a duty of a current or former director or officer or stockholder in such capacity or (ii) as to which the Delaware General Corporation Law ("DGCL") confers jurisdiction upon the Chancery Court, unless the Company (exclusively by Supermajority Approval) consents in writing to the selection of an alternative forum.

(viii)

Amend Sections 3.06(c) and 4.06(c) of the by-laws regarding the required vote for actions taken at Board and Board committee meetings and Section 8.01 of the by-laws regarding record dates. These amendments make these sections consistent with the relevant provisions of the DGCL.

Id.

39.     On August 8, 2018, SGRP received an additional written consent from the Defendants (the "Third Consent,"8 and together with the First Consent and Second Consent, the "Written Consents"), pursuant to which the Defendants unilaterally resolved to enact the Proposed Amendments. The Proposed Amendments would only become effective after all notices, filings, and other conditions under applicable law have been satisfied.

40.     The Proposed Amendments were prepared by the Defendants and their own counsel and were not submitted to, discussed with, or considered or approved, and have not been supported or endorsed, by the Board or its Governance Committee.

8 The Third Consent is attached hereto as Exhibit "E."

41.     The Governance Committee also believes that the Proposed Amendments (among other things):

(i)     weaken the independence of the Board through new supermajority requirements (because two of the non-independent directors can block Board actions and thus potentially reduce the representation of the minority stockholders);

(ii)     eliminate the Board's independent majority requirement;

(iii)    eliminate the Board's ability to change Board size and make such size changes subject to the prior approval of the holders of a majority of the outstanding common stock (i.e., the Defendants);

(iv)    subject various normal Board functions respecting vacancies to the prior approval of the holders of a majority of the outstanding common stock (i.e., the Defendants); and

(v)     permit comparatively last-minute submissions of stockholder proposals (60 days, instead of approximately 6 months, before the annual meeting) intended to be raised at an annual meeting of stockholders (and thus potentially delaying and increasing the costs of SGRP's proxy statement and annual stockholders' meeting).

42.     The changes sought to be made by the Defendants in their Proposed Amendments effectively block the declared determination and intention of the Board to increase the Board size to nine and add two new independent directors to maintain majority independence for the Board. As a result of the Defendants' proposed actions, the Board would continue to lack a majority of independent directors and may face compliance issues with NASDAQ and under applicable securities law.

43.     The Proposed Amendments are invalid under Delaware law, as they either conflict directly with the provisions of the DGCL or improperly infringe on the powers and responsibilities belonging to the Board and its Committees, enumerated or not, pursuant to the DGCL, applicable securities law, NASDAQ rules, and SGRP's Certificate of Incorporation. SGRP's Certificate of Incorporation, with amendments, is attached hereto as Exhibit "F."

44.     Through Defendants actions in Clothier (see 11 21-22, infra) and respecting the Affinity Cash Collateral (see 11 24-25, infra), SGRP incurred an additional loss of approximately $2 million for the quarter and six month period ending June 30, 2018. With control of the Board, Defendants will be in a position to try to indemnify themselves against future judgments in Clothier and other cases, which SGRP likely could not afford.

45.     The Proposed Amendments and other Board changes would effectively gut the critical role of an independent Board and Audit Committee to review, investigate, and approve reasonable, proper expenditures sought in related- party transactions. The Brazilian "expense" reimbursement (see iiii 29-30, infra) and additional Clothier defense expenses (see iiii 21-22, infra) could alone cost SGRP another $500,000 this year if Defendants gain control of the Board. With that control, the Defendants could also require the approval of the Brown compensation (see ii 28, infra) and SAS post-termination expenses currently requested (see ii 27, infra), which could cost SGRP over $400,000 per year.

Finally, with that control, the Defendants could also require that SGRP again use related parties like SAS and SBS to provide its domestic Field Administrators and Field Specialists (see iiii 6-8, 15-16, infra), which if on the same terms as before could cost SGRP an additional $900,000 per year. All of those unnecessary expenses would seriously and negatively impact SGRP's profitability and financial condition, as well as its relationships with its banks, other vendors, and customers.

COUNT I

DECLARATORY JUDGMENT UNDER

10 DEL. C. § 6501, et. seq., AND 8 DEL. C. § 111

46.     The allegations set forth in Paragraph 1 - 45 are incorporated by references as though set forth in full herein.

47.     The Court of Chancery is empowered to grant the relief requested herein pursuant to 10 Del. C. § 6501, et. seq., and 8 Del. C. § 111, and this matter is ripe for adjudication.

48.     The Proposed Amendments are invalid under Delaware law, as they either conflict directly with the provisions of the DGCL or represent impermissible stockholder infringement on the powers and responsibilities of the Board. Further, the Proposed Amendments are no more than a transparent effort by Defendants to wrest control of SGRP's business and affairs from the Board, to further weaken the independence of SGRP's Board, to circumvent and interfere with the duties of SGRP's Audit Committee regarding related-party matters, and to consolidate that power in themselves for the purpose of enriching themselves to the detriment of SGRP and the other stockholders.

49.     SGRP is therefore entitled to a declaration that the Proposed Amendments are invalid, against public policy, and would be void ab initio if enacted.

50.     Any further action by the Defendants to remove or attempt to remove any independent director, to further weaken the independence of SGRP's Board, or to circumvent or interfere with the duties of SGRP's Audit Committee regarding related-party matters would be invalid and against public policy, and bylaw amendments enacted for those purposes would be void ab initio.

51.     SGRP has no adequate remedy at law.

COUNT II

INJUNCTIVE RELIEF

52.     The allegations set forth in Paragraphs 1 - 51 are incorporated by reference as though set forth in full herein.

53.     SGRP and its minority stockholders will suffer immediate, irreparable injury in the event that the Proposed Amendments are allowed to stand, as the Proposed Amendments will have the effect, among other things, of improperly restricting the Board's ability to manage the business and affairs of SGRP independent from the control of the Defendants for their own benefit.

54.     Any inconvenience or injury to Defendants resulting from the issuance of injunctive relief, and SGRP submits that there is none, is outweighed by the injury to SGRP in the event that Defendants are permitted to enact the Proposed Amendments.

55.     The balance of equities weighs in SGRP's favor.

56.     SGRP is likely to succeed on the merits because the Proposed Amendments are invalid under Delaware law.

57.     The issuance of injunctive relief will not adversely affect the public interest. To the contrary, it will protect the interests of SGRP's other stockholders and the interests of other members of the public who may wish to become stockholders in SGRP.

58.     SGRP has no adequate remedy at law.

59.     SGRP is entitled to a temporary restraining order enjoining the Defendants from enacting or attempting to enact the Proposed Amendments during the pendency of this action.

PRAYER FOR RELIEF

WHEREFORE, SGRP respectfully requests that this Court enter an order:

(a)     Declaring that the Proposed Amendments are invalid under Delaware law and would be void ab initio if enacted;

(b)     Issuing a temporary restraining order enJommg Defendants from enacting or attempting during the pendency of this action to enact the Proposed Amendments, to remove any independent director(s), to further weaken the independence of SGRP's Board, or to circumvent or interfere with the duties of SGRP's Audit Committee regarding related-party matters;

(c)     Awarding SGRP its attorneys' fees and costs incurred in this action; and

(d)     Awarding SGRP such other and further relief as the Court deems equitable.

COLE SCHOTZ P.C.
/4,(
Michael F. Bonkowski (No. 2219)
Bradley P. Lehman (No. 5921)
500 Delaware Avenue, Suite 1410
Wilmington, DE 19801
(302) 651-2002 (Phone)
(302) 574-2102 (Fax)
mbonkowski@coleschotz.com
blehman@co leschotz.com

Counsel for Plaintiff,
SPAR Group, Inc.

Dated: September 4, 2018

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